Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)

FTAI Aviation Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value $0.01 per share	Rules 456(b) and 457(r) (2)	(1)(3)	(1)	(1)	(2)	(2)
Fees to be Paid	Equity	Preferred Shares, par value $0.01 per share	Rules 456(b) and 457(r) (2)	(1)(3)	(1)	(1)	(2)	(2)
Fees to be Paid	Equity	Depositary Shares (4)	Rules 456(b) and 457(r) (2)	(1)(3)	(1)	(1)	(2)	(2)
Fees to be Paid	Debt	Debt Securities	Rules 456(b) and 457(r) (2)	(1)(3)	(1)	(1)	(2)	(2)
Fees to be Paid	Other	Warrants	Rules 456(b) and 457(r) (2)	(1)(3)	(1)	(1)	(2)	(2)
Fees to be Paid	Other	Subscription Rights	Rules 456(b) and 457(r) (2)	(1)(3)	(1)	(1)	(2)	(2)
Fees to be Paid	Other	Purchase Contracts	Rules 456(b) and 457(r) (2)	(1)(3)	(1)	(1)	(2)	(2)
Fees to be Paid	Other	Purchase Units (4)	Rules 456(b) and 457(r) (2)	(1)(3)	(1)	(1)	(2)	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)
An unspecified number or amount of the securities of each identified class of securities is being registered as may be offered and sold from time to time at indeterminate prices. There is also being registered hereunder an indeterminate amount of each identified class of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable securities that provide for exercise or conversion into or purchase of such securities of the FTAI Aviation Ltd. (the “Company”). Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)
In reliance upon Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the Company is deferring payment of the registration fees relating to securities that are registered and available for sale under this registration statement. Registration fees will be paid subsequently in advance or on a pay-as-you-go basis in accordance with Rule 456(b). The Company will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.

(3)
Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the Company’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(4)
Each depositary share will be issued under a deposit agreement and will be evidenced by a depositary receipt. In the event the Company elects to offer to the public fractional interests in shares of the preferred shares registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and shares of preferred shares will be issued to the depositary under the deposit agreement. No separate consideration will be received for the depositary shares.